EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	David T. Parker
	Investor Relations	Media Relations
	kbedard@micron.com	dtparker@micron.com
	(208) 368-4400	(208) 368-4400

Web site URL http://www.micron.com

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE

FOURTH QUARTER AND FISCAL YEAR 2004

Boise, Idaho, September 29, 2004 – Micron Technology, Inc., (NYSE: MU) today announced results of operations for its fourth quarter and fiscal year 2004, which ended September 2, 2004. For the fourth quarter, the Company earned operating income of $125 million and net income of $94 million, or $0.14 per diluted share, on net sales of $1,189 million.  These quarterly results compare to a net loss of $123 million, or $0.20 per diluted share, for the fourth quarter of fiscal 2003.  For the 2004 fiscal year, the Company earned net income of $157 million, or $0.24 per diluted share, on net sales of $4,404 million.  These annual results compare to a net loss of $1,273 million, or $2.11 per diluted share, for fiscal 2003.

Net sales for fiscal 2004 were 42% higher than fiscal 2003 in part as a result of an approximate 15% higher per megabit average selling price for semiconductor memory.  Semiconductor memory production, which is measured in megabits, was approximately 23% higher in fiscal 2004 than in fiscal 2003.  The growth rate in memory production was constrained in part due to the allocation of wafers to generally higher margin, lower density products, including certain synchronous DRAM, other specialty DRAM products and NOR Flash memory devices which do not require leading edge process technology and therefore inherently have a lower production growth rate than the Company’s advanced core DRAM products.  The Company also allocated a higher level of wafer production in fiscal 2004 to CMOS image sensors for which production is not measured in megabits.  Average selling prices for the Company’s semiconductor memory products in the fourth quarter of fiscal 2004 were approximately 5% lower than the preceding quarter and were approximately 20% higher than the fourth quarter of the prior fiscal year.  The Company’s average selling price in recent periods benefited from sales of synchronous DRAM and other specialty DRAM products, including PSRAM, which experienced relatively favorable market conditions.

Improved operating results allowed the Company to generate $1.2 billion of operating cash flows in its fiscal year ended September 2, 2004.  Capital expenditures for fiscal year 2005 are estimated at $1.5 billion, principally for the continued ramp of production at the Company’s 300 mm wafer fab in Virginia and for research and development tooling. As of the fiscal year end, the Company had cash and liquid investment balances totaling $1.2 billion.

The Company will host a conference call today at 3:30 p.m. MDT to discuss its financial results. The conference call, audio and slides, will be available online at www.micron.com.  A Webcast replay will be available on the Company’s web site until September 29, 2005. A taped audio replay of the conference call will also be available at (973) 341-3080 (confirmation code: 5127647) beginning at 5:30 p.m. MDT today and continuing until 5:30 p.m. MDT on October 7, 2004.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, Flash memory, CMOS image sensors, other semiconductor components and memory modules for use in leading-edge computing, consumer, networking and mobile products. Micron’s common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit its web site at www.micron.com.

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MICRON TECHNOLOGY, INC.

CONSOLIDATED FINANCIAL SUMMARY

(Amounts in millions except per share data)

	4th Qtr. Sep. 2, 2004	3rd Qtr. Jun. 3, 2004	4th Qtr. Aug. 28, 2003	Year Ended
				Sep. 2, 2004	Aug. 28, 2003

Net sales	$1,189.2	$1,116.8	$888.5	$4,404.2	$3,091.3
Cost of goods sold (1)	796.6	728.9	719.0	3,089.5	3,112.0
Gross margin	392.6	387.9	169.5	1,314.7	(20.7)

Selling, general and administrative	74.7	94.3	82.2	332.0	358.2
Research and development	199.2	181.4	166.1	754.9	656.4
Restructure (2)	(0.6)	(0.7)	6.7	(22.5)	109.2
Other operating (income) expense (3)	(6.1)	3.2	20.1	0.6	42.0
Operating income (loss)	125.4	109.7	(105.6)	249.7	(1,186.5)

Interest expense, net	(5.0)	(5.4)	(8.5)	(20.8)	(18.4)
Other non-operating income	0.9	0.6	1.0	3.1	4.7
Income tax provision (4)	(27.8)	(14.0)	(10.1)	(74.8)	(73.0)
Net income (loss)	$93.5	$90.9	$(123.2)	$157.2	$(1,273.2)

Earnings (loss) per share:
Basic	$0.14	$0.14	$(0.20)	$0.24	$(2.11)
Diluted	0.14	0.13	(0.20)	0.24	(2.11)

Number of shares used in per share calculations: (5)
Basic	645.1	644.2	609.5	641.5	607.5
Diluted	701.4	705.4	609.5	645.7	607.5

	As of
	Sep. 2, 2004	Jun. 3, 2004	Aug. 28, 2003
Cash and short-term investments	$1,231.0	$1,131.9	$921.8
Receivables	773.7	769.7	642.5
Inventories (1)	578.1	532.3	417.4
Total current assets	2,638.7	2,484.9	2,037.0
Property, plant and equipment, net	4,712.7	4,613.0	4,510.5
Restricted cash	27.6	127.5	125.2
Total assets	7,760.0	7,637.7	7,158.2

Accounts payable and accrued expenses	796.2	750.5	714.7
Current portion of long-term debt	70.6	71.6	88.9
Total current liabilities	972.1	938.8	993.0
Long-term debt	1,027.9	1,036.6	997.1
Redeemable common stock (6)	—	—	66.5
Shareholders’ equity (5)	5,614.8	5,509.5	4,971.0

	Year Ended
	Sep. 2, 2004	Aug. 28, 2003
Net cash provided by operating activities	$1,158.8	$284.2
Net cash used for investing activities	(1,312.7)	(518.1)
Net cash provided by financing activities	69.7	406.0

Depreciation and amortization	1,217.5	1,209.9
Expenditures for property, plant and equipment	(1,080.7)	(821.5)
Payments on equipment purchase contracts	(343.7)	(143.2)

Noncash equipment acquisitions on contracts payable and capital leases	280.0	292.1

The Company’s fiscal year is the 52 or 53-week period ending on the Thursday closest to August 31.  The Company’s fiscal 2004 contained 53 weeks and its first quarter of fiscal 2004 contained 14 weeks.

(1)          The Company’s operating results include charges to write down inventories to their estimated market values of $4 million and $307 million for the fourth quarter and year of fiscal 2003, respectively.  Cost of goods sold in fiscal 2003 also includes a $7 million write-down of raw materials and work in process inventories associated with products discontinued in connection with the Company’s restructure activities.  See Note (2).

(2)          In the second quarter of fiscal 2003, the Company announced a series of cost-reduction initiatives.  In connection with its restructure plan, the Company’s results of operations in fiscal 2003 include a restructure charge of $109 million and other restructure-related charges of $7 million, which are included in cost of goods sold to write down the carrying value of raw materials and work in process inventories associated with discontinued products.  The restructure charge for fiscal 2003 includes equipment write-downs of $51 million, severance and other termination benefits of $26 million, the write-off of certain intangible assets of $19 million, and other costs totaling $13 million.  The credit to restructure in fiscal 2004 primarily reflects sales of equipment associated with the Company’s 200 mm production line in Virginia.

(3)          Other operating income in the fourth quarter of fiscal 2004 includes $7 million from the Commonwealth of Virginia for meeting investment commitments at the Virginia wafer fab.  Other operating expense in the fourth quarter of fiscal 2003 includes net losses of $22 million on write-downs and disposals of semiconductor equipment.  Other operating expense in fiscal 2003 includes net losses of $42 million on write-downs and disposals of semiconductor equipment and net losses of $11 million from changes in currency exchange rates.  Other operating expense for fiscal 2003 is net of $14 million in receipts from the U.S. government in connection with anti-dumping tariffs.

(4)          Income taxes for fiscal 2004 and 2003 primarily reflect taxes on the Company’s non-U.S. operations.  U.S. operating results are not expected to reflect an income tax provision, until such time as the Company utilizes a substantial portion of its U.S. net operating loss carryforwards and unused tax credits, as any such provision is substantially offset by a corresponding reduction in the deferred tax valuation allowance.

(5)          On September 24, 2003, the Company received $450 million from Intel Corporation in exchange for the issuance of stock rights exchangeable into approximately 33.9 million shares of the Company’s common stock.  In conjunction with the issuance of the stock rights, the Company agreed to achieve operational objectives through May 2005, including certain levels of DDR2 production and 300 mm wafer processing capacity.  In the event the Company fails to achieve certain 2005 milestones and the Company’s common stock price is then below Intel’s purchase price of $13.29, the Company could be obligated to pay Intel amounts not to exceed $135 million, a substantial portion of which is payable, at the Company’s election, in the Company’s common stock.  The shares issuable pursuant to the stock rights are included in weighted average common shares outstanding in the computations of earnings per share.

(6)   In connection with the Company’s acquisition on April 22, 2002, of substantially all of the assets of Toshiba Corporation’s (“Toshiba”) DRAM business as conducted by Dominion Semiconductor L.L.C., the Company issued Toshiba 1.5 million shares of common stock and granted Toshiba an option to require the Company to repurchase the shares for $67.5 million in cash.  During the first quarter of fiscal 2004, Toshiba exercised its option and the Company redeemed the 1.5 million shares.